Exhibit 99.1

NeuroPace Announces Preliminary Unaudited Fourth Quarter and Full-Year 2022 Revenue and Appoints Dr. Uri Geiger to Board of Directors

Mountain View, Calif. – January 9, 2023 – NeuroPace, Inc. (Nasdaq: NPCE), a commercial-stage medical device company focused on transforming the lives of people living with epilepsy, today announced preliminary, unaudited revenue results for the fourth quarter and full-year ended December 31, 2022 and the appointment of Dr. Uri Geiger to its Board of Directors.

Preliminary Unaudited Fourth Quarter 2022

•	Total revenue is expected to be approximately $12.8 million, representing growth of 16% compared to $11.0 million in the fourth quarter of 2021.

•	Initial implant revenue is expected to be approximately $9.8 million, representing growth of 15% compared to $8.5 million in the fourth quarter of 2021.

•	Replacement implant revenue is expected to be approximately $1.4 million, representing a decline of 44% compared to $2.5 million in the fourth quarter of 2021.

•	DIXI Medical revenue is expected to be approximately $1.6 million.

Preliminary Unaudited Full-Year 2022

•	Total revenue is expected to be approximately $45.5 million, compared to $45.2 million in 2021.

•	Initial implant revenue is expected to be approximately $35.7 million, representing growth of 6% compared to $33.7 million in 2021.

•	Replacement implant revenue is expected to be approximately $8.2 million, representing a decline of 29% compared to $11.5 million in 2021.

•	DIXI Medical revenue is expected to be approximately $1.6 million.

“We finished the year with continued business momentum driven by increasing initial RNS System implants and our first quarter distributing DIXI Medical stereo EEG products,” said Mike Favet, Chief Executive Officer of NeuroPace. “We believe that we are entering 2023 well-positioned to further penetrate and expand the drug-resistant epilepsy treatment market through execution of initiatives designed to increase awareness of the differentiated benefits of the RNS System and to engage with patients earlier in the treatment continuum.”

NeuroPace plans to release its fourth quarter and full year 2022 financial results in early-March of 2023. The quarterly and annual preliminary revenue estimates for 2022 included in this press release are being provided prior to the completion of review and audit procedures by NeuroPace’s independent registered public accounting firm and are therefore subject to adjustment.

Board of Directors Appointment

Additionally, NeuroPace announced the appointment of Dr. Uri Geiger to its Board of Directors, effective January 5, 2023.

“We are pleased to welcome another valued shareholder to the Board of Directors,” said Mike Favet. “Dr. Geiger brings financial expertise, operating experience and a healthcare investing background to the Board and underscores our focus on constructive engagement with our shareholders and our goal to have a wide range of perspectives guiding NeuroPace as we continue to focus on driving value for all of our stakeholders.”

“As a major investor in NeuroPace, I am looking forward to continue supporting NeuroPace in advancing their goal of bringing life-changing technology to people living with epilepsy,” said Dr. Geiger. “NeuroPace has a proven technology and I am excited to have the opportunity to apply my experience to help advance the Company’s vital mission.”

Dr. Geiger is the founder and Managing Partner of Accelmed Partners, a private equity firm focused on medical device companies. Prior to founding Accelmed, Dr. Geiger was the founder and CEO of Exalenz Bioscience Ltd., the developer of an innovative breath-based technology for diagnosing liver and gastrointestinal disorders, which Dr. Geiger took public in 2007 and later sold to Meridian. Prior to Exalenz, Dr. Geiger co-founded and was the CEO of GalayOr Networks, a developer of optical components, sold in 2003 to MEMSCAP. Dr. Geiger was also the founding partner of Dragon Variation Fund in 2000, one of Israel’s first hedge funds, which was sold to Migdal in 2007. Dr. Geiger worked on Wall Street during the 1990s, where he gained a broad understanding of and significant experience in capital markets. Dr. Geiger was formerly an adjunct professor at Tel Aviv University’s Recanati School of Business where he lectured on private equity and venture capital and authored the books “Startup Companies and Venture Capital” and “From Concept to Wall Street.” He earned his doctorate from New York’s Columbia University Center for Law & Economics, where he majored in global equity markets. Dr. Geiger served as Chairman and Board member of over 30 medical device companies including a number of NASDAQ listed companies.

The appointment expands the NeuroPace Board of Directors to eight members, increasing the number of independent directors.

2023 J.P. Morgan Healthcare Conference

Management is scheduled to present at the 41st Annual J.P. Morgan Healthcare Conference on Thursday, January 12th, 2023, at 9:00 am Pacific Time / 12:00 pm Eastern Time.

A live webcast of this event, as well as an archived recording, will be available on the “Investors” section of NeuroPace’s website at: https://www.neuropace.com.

About Epilepsy

One in 26 Americans will develop epilepsy in their lifetime, with approximately 150,000 new cases of epilepsy diagnosed annually. An estimated 3.4 million Americans currently live with epilepsy. Epilepsy is a chronic disorder, the hallmark of which is recurrent, unprovoked seizures. More people live with epilepsy than autism spectrum disorders, Parkinson’s disease, multiple sclerosis and cerebral palsy combined1.

About the RNS® System

The RNS System is the world’s first and only closed-loop brain-responsive neuromodulation system, designed to prevent seizures at their source. The RNS System is composed of a neurostimulator, leads that are placed at the seizure foci, a remote monitor used by patients to upload their data, and a RNS Tablet and Patient Data Management System (PDMS) used by physicians. Physicians can view their patient’s electrographic data on a secure website and program the device to personalize therapy for each individual. Unlike anti-epileptic drugs or resective surgery, brain-responsive neuromodulation outcomes typically improve with time and do not cause the cognitive side effects that can be associated with those alternatives. The RNS System is now available at nearly all comprehensive epilepsy centers in the United States and is widely covered by private and government insurance.

The RNS® System is an adjunctive therapy for adults with refractory, focal onset seizures with no more than 2 epileptogenic foci. See important safety information at www.neuropace.com/safety/

[1]	Epilepsy Foundation. “Facts about Seizures and Epilepsy.” http://www.epilepsy.com/learn/epilepsy-101/facts-about-seizures-and-epilepsy

About NeuroPace, Inc.

Based in Mountain View, Calif., NeuroPace is a commercial-stage medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements

In addition to background and historical information, this press release contains “forward-looking statements” based on NeuroPace’s current expectations, forecasts and beliefs. Forward-looking statements include, among others, statements concerning the demand for NeuroPace’s products, fourth quarter 2022 revenue and full-year 2022 revenue. The preliminary projections set forth in this press release reflect NeuroPace’s current preliminary projections, are subject to the completion of NeuroPace’s audit process and are subject to change. NeuroPace’s fourth quarter 2022 revenue results and the full-year 2022 revenue results could differ materially from the preliminary projections provided in this press release. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its public filings with the U.S. Securities and Exchange Commission (SEC), including its quarterly report on Form 10-Q filed on November 8, 2022, as well as any reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. Factors that could cause NeuroPace’s actual results to vary from the preliminary projections noted in this press release include variances between NeuroPace’s preliminary revenue projections and its actual results. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:

Philip Taylor

Gilmartin Group

investors@neuropace.com